Exhibit 99.1

 For Immediate Release

GLOBAL MEDICAL REIT INC. BOARD DECLARES 2018 FOURTH QUARTER COMMON AND PREFERRED DIVIDENDS

INITIATES DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Bethesda, MD — December 13, 2018 — Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, announced today that its Board of Directors (“Board”) has authorized 2018 fourth quarter common and preferred dividends, along with approving a dividend reinvestment and stock purchase plan.

Common Dividend

The Board has declared a 2018 fourth quarter cash dividend of $0.20 per common share, which will be paid on January 10, 2019 to common stockholders of record as of December 26, 2018. The common dividend represents an annualized rate of $0.80 per common share and a dividend yield of approximately 8.89% based on the Company’s closing stock price on December 12, 2018.

Series A Preferred Dividend

The Board has also authorized a quarterly cash dividend of $0.46875 per share on its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), which will be paid on January 31, 2019, to Series A Preferred stockholders of record as of January 15, 2019. This represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from October 31, 2018 through January 30, 2019.

“We are very happy to announce our dividend reinvestment and stock purchase plan, which will allow the reinvestment of our common dividends, while also providing a convenient platform to purchase shares directly in GMRE,” stated Jeffrey Busch, Chief Executive Officer, Chairman & President.

Dividend Reinvestment and Stock Purchase Plan

In addition, the Board approved a dividend reinvestment and direct stock purchase plan, which offers existing and prospective common stockholders the opportunity to reinvest their common dividends in GMRE’s common stock, $0.001 par value per share, or our common stock, while providing new investors an opportunity to make an initial investment in our common stock.

Through the Plan, participants may:

•	Automatically reinvest their cash dividends on all or less than all of the shares of common stock registered in their names; and
•	Invest in GMRE’s common stock by making optional cash payments at any time with a minimum of $500 to a maximum of $1,000 per month. Higher cash payments can be made upon approval from the Company through a “Request for Waiver” form. Optional cash payments can be invested monthly on pre-determined dates set by the Company.

The Company’s common shares are listed on the New York Stock Exchange (NYSE), under ticker symbol “GMRE.” On December 12, 2018, GMRE’s closing price on its common stock, as reported on the NYSE, was $9.00 per share. Additional information on the aforementioned dividend reinvestment and stock purchase plan can be found on the Company’s website on the stock information page.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

Investor Contact:

Mary Jensen

Investor Relations

(202) 524-6869

maryj@globalmedicalreit.com